SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                       (Amendment No. 19)*

                         KETEMA, INC.
                        (Name of Issuer)

                   Common Stock, $1.00 par value
                 (Title of Class of Securities)

                          492653100
                         (CUSIP Number)

                       David P. Steinmann
                            Secretary
              American Securities Partners GP Corp.
                      122 East 42nd Street
                    New York, New York  10168
                         (212) 476-8000
                   ___________________________
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)

                      September 30, 1994
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

- ------------------------------------------------------------
CUSIP No.  492653100                 Page        of        Pages

- ------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Nina K. Rosenwald

- ------------------------------------------------------------
 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                         (a)    [    ]
        (See ITEM 2)                       (b)    [    ]


- ------------------------------------------------------------
 3  SEC USE ONLY


- ------------------------------------------------------------
 4  SOURCE OF FUNDS*


          PF

- ------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                              [    ]


- ------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION


          United States

- ------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER            56,702
    SHARES
 BENEFICIALLY      8   SHARED VOTING POWER         345,958
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER       56,702
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER    345,958
     WITH

- ------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          402,660

- ------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
 12                                                 [     ]


- ------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          10.89%

- ------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*


         IN

- ------------------------------------------------------------
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D


CUSIP No. 492653100                Page        of        Pages

- ------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Elizabeth R. Varet

- ------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                           (a)   [     ]
       (See ITEM 2)                          (b)   [     ]

- ------------------------------------------------------------
 3  SEC USE ONLY



- ------------------------------------------------------------
 4  SOURCE OF FUNDS*


              PF

- ------------------------------------------------------------
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT  O
 5  ITEMS 2(d) OR 2(e)

- ------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION


        United States

- ------------------------------------------------------------
  NUMBER OF       7   SOLE VOTING POWER          91,890
  SHARES
 BENEFICIALLY      8   SHARED VOTING POWER       411,006
  OWNED BY         EACH         9   SOLE DISPOSITIVE POWER
91,890              REPORTING        PERSON        10  SHARED
DISPOSITIVE POWER  411,006                 WITH
- ------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


   502,896

- ------------------------------------------------------------
   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*
12                                                     [   ]

- ------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            13.46%

- ------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*

          IN

- ------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
   INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No.  492653100               Page        of        Pages
- --------------------------------------------------------------
 1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



    Michael A. Varet
- -------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                            (a)  [     ]
         (See ITEM 2)                         (b)  [     ]
 --------------------------------------------------------------
 3  SEC USE ONLY

- --------------------------------------------------------------
 4  SOURCE OF FUNDS*


          PF
- ----------------------------------------------------------------
     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 PURSUANT TO
 5   ITEMS 2(d) OR 2(e)                                [      ]


 6  CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

- ---------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           7,317
   SHARES
 BENEFICIALLY      8   SHARED VOTING POWER         8,166
   OWNED BY

     EACH          9   SOLE DISPOSITIVE POWER      7,317
  REPORTING
    PERSON       10   SHARED DISPOSITIVE POWER    8,166
     WITH
- ----------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          15,483
- -----------------------------------------------------------------
   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
  SHARES*
12                                                        [     ]

- ----------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .44%

- ----------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*

          IN
- ----------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No.  492653100                 Page        of        Pages
- ----------------------------------------------------------------

 1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alice R. Sigelman
- ---------------------------------------------------------------
 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                             (a)    [      ]

       (See ITEM 2)                            (b)    [      ]

- ----------------------------------------------------------------
 3  SEC USE ONLY



- ----------------------------------------------------------------
 4  SOURCE OF FUNDS*


       PF

- ------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO

 5  ITEMS 2(d) OR 2(e)                                 [    ]

- -------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------

   NUMBER OF       7   SOLE VOTING POWER           34,357
   SHARES
 BENEFICIALLY      8   SHARED VOTING POWER         378,483
  OWNED BY
    EACH          9   SOLE DISPOSITIVE POWER      34,357
    REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER    378,483
    WITH
- ------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       412,840
- --------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
   12                                                 [     ]
- ----------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.17%

- ----------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*

       IN

- -----------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No.  492653100           Page        of        Pages
- -----------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Jesse Sigelman
- -----------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                          (a)    [     ]
          (See ITEM 2)                      (b)    [     ]
- ------------------------------------------------------------
  3  SEC USE ONLY


- ------------------------------------------------------------
 4  SOURCE OF FUNDS*



          PF
- -----------------------------------------------------------
     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                               [     ]


- -----------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



          United States
- ------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER             4,621
  SHARES
 BENEFICIALLY      8   SHARED VOTING POWER      0
   OWNED BY
    EACH           9   SOLE DISPOSITIVE POWER        4,621
    REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER          0
      WITH
- ---------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          4,621

- ---------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
  12                                              [     ]


- -------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          .13%
- -----------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- -----------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100                Page        of        Pages

- --------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          William Rosenwald

- ---------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                             (a)   [    ]
                   (See ITEM 2)                (b)   [    ]

- ---------------------------------------------------------
 3  SEC USE ONLY


- ----------------------------------------------------------

 4  SOURCE OF FUNDS*



                 PF
- ----------------------------------------------------------
     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                               [    ]


- ---------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



                  United States
- ----------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER          33,972
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER       114,013
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER     33,972
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER  114,013
     WITH
- ---------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          147,985
- ------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
 12                                                [     ]



- -------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          4.15%

- --------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN
- --------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No.  492653100            Page        of        Pages
- -----------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          William Rosenwald Family Fund
- ---------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                         (a)   [     ]
                (See ITEM 2)               (b)   [     ]

- -------------------------------------------------------------
 3  SEC USE ONLY


- ---------------------------------------------------------------
 4  SOURCE OF FUNDS*



          PF

- ---------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                 [    ]


- ----------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION



          Connecticut

- ------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           111,884
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER            0
     OWNED BY
      EACH          9   SOLE DISPOSITIVE POWER      111,884
   REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER       0
     WITH
- ------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          111,884

    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
 12                                                     [     ]


- -----------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          3.15%

 -------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          CO

- ---------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100               Page       of        Pages
- ------------------------------------------------------------
 1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          David P. Steinmann
- ------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                   (a)   [      ]

          (See ITEM 2)               (b)   [      ]
- --------------------------------------------------------
  3  SEC USE ONLY



- ----------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- -----------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                 [   ]


- -----------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

- -----------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER          29,968
    SHARES
  BENEFICIALLY      8   SHARED VOTING POWER       151,262
    OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER     29,968
  REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER  151,262
     WITH
- -------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          181,230

- --------------------------------------------------------------
   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
  SHARES*

12                                                    [    ]


- -------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          5.03%

- -------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- --------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100                Page       of         Pages
- --------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Catherine Steinmann

- --------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                           (a)   [    ]
                     (See ITEM 2)            (b)   [    ]

- --------------------------------------------------------------
 3  SEC USE ONLY



- ---------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- --------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                 [   ]


- --------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

- -------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           1,462
    SHARES
  BENEFICIALLY      8   SHARED VOTING POWER         4,888
    OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      1,462
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER    4,888
    WITH
- ---------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          6,350
- -----------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                [    ]


- ---------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          .18%

- --------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- -------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100             Page        of        Pages
- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Gabriel Steinmann

- ------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                   (a)    [       ]
          (See ITEM 2)               (b)    [      ]


- --------------------------------------------------------------
 3  SEC USE ONLY



- --------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- ------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                              [     ]


- -----------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

- -----------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           1,334
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      1,334
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER      0
    WITH
- -----------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          1,334

- ----------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

   12                                                    [   ]


- ----------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          Less than .1%

- -----------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- ---------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100                Page       of         Pages
- ----------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Joshua Steinmann

- ----------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                       (a)     [    ]
          (See ITEM 2)                   (b)     [    ]

- ---------------------------------------------------------------
 3  SEC USE ONLY



- ---------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- --------------------------------------------------------------
     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                   [    ]


- -------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

- ------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           1,334
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER          0
     OWNED BY
      EACH          9   SOLE DISPOSITIVE POWER      1,334
   REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER     0
     WITH

- --------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          1,334
- ------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
 12                                                     [    ]


- ------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



           Less than .1%

- --------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- -------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100              Page        of        Pages

- ---------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Jennifer Steinmann

- --------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                         (a)   [     ]
                 (See ITEM 2)              (b)   [     ]

- -----------------------------------------------------------------
 3  SEC USE ONLY



- ---------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- ----------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                [     ]


- ----------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

   NUMBER OF       7   SOLE VOTING POWER           1,399
    SHARES
  BENEFICIALLY      8   SHARED VOTING POWER          0
    OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      1,399
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER     0
    WITH

- -------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          1,399
- -----------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
  12                                                      [    ]


- ----------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



           Less than .1%

- --------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- --------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
   INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100              Page        of        Pages
- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          J.J.G. Enterprises, Inc.

- ---------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                           (a)   [     ]
              (See ITEM 2)                   (b)   [     ]

- ---------------------------------------------------------------
 3  SEC USE ONLY



- --------------------------------------------------------------
 4  SOURCE OF FUNDS*



              WC

- --------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                [    ]


- --------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



             New York

- ---------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           2,962
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER           0
     OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      2,962
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER      0
    WITH

- -------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          2,962

- --------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                       [    ]


- -------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          Less than .1%

- -------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          CO

- -------------------------------------------------------------
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No.  492653100            Page        of        Pages
- -----------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          J.J.G. Foundation, Inc.

- ---------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                       (a)   [     ]
          (See ITEM 2)                   (b)   [     ]

- ----------------------------------------------------------
 3  SEC USE ONLY



- -----------------------------------------------------------
 4  SOURCE OF FUNDS*



          PF

- -----------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                              [    ]


- ------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



          New York

   NUMBER OF       7   SOLE VOTING POWER             1,925
    SHARES
  BENEFICIALLY      8   SHARED VOTING POWER               0
    OWNED BY
    EACH          9   SOLE DISPOSITIVE POWER        1,925
 REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER          0
    WITH
- ---------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          1,925

- ---------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
  12                                                     [    ]



- ----------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          Less than .1%

- ---------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          EP

- ---------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100                Page        of        Pages
- --------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Charles D. Klein

- -------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                   (a)   [      ]
                 (See ITEM 2)        (b)   [      ]

- -----------------------------------------------------------
 3  SEC USE ONLY



- ------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- -------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                              [     ]



- -------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

- -------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           57,126
    SHARES
  BENEFICIALLY      8   SHARED VOTING POWER         13,471
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      57,126
  REPORTING
    PERSON         10   SHARED DISPOSITIVE POWER    13,471
       WITH

- ---------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          70,597

- ---------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

 12                                                     [    ]


- ------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          1.99%

- -----------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- -----------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100              Page        of        Pages
- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Jane Parsons Klein

- --------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                        (a)   [    ]
               (See ITEM 2)               (b)   [    ]

- -------------------------------------------------------------
 3  SEC USE ONLY



- ------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- -----------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                 [   ]


- -------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

- -------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER           3,425
    SHARES
    BENEFICIALLY  8   SHARED VOTING POWER    661
    OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      3,425
  REPORTING
     PERSON        10   SHARED DISPOSITIVE POWER      661
      WITH
 -----------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          4,086

- ---------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                     [   ]


- ------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          .12%

- ------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- ------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No.  492653100              Page        of        Pages
- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          The Jane P. and Charles D. Klein Foundation, Inc.
- ------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                         (a)   [     ]
          (See ITEM 2)                     (b)   [     ]

- ----------------------------------------------------------
 3  SEC USE ONLY



- ----------------------------------------------------------
 4  SOURCE OF FUNDS*



          PF

- ----------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                               [    ]


- ------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



          New York

- --------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER               661
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER               0
     OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER          661
  REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER          0
     WITH

- -----------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          661

- ----------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
  12                                                 [   ]


- --------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          Less than .1%

- --------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          EP

- --------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
   INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100              Page        of        Pages
- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Alexander G. Anagnos

- -------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                        (a)   [     ]
                        (See ITEM 2)      (b)   [     ]


- ---------------------------------------------------------------
 3  SEC USE ONLY



- ---------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- ---------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                               [    ]


- ---------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

   NUMBER OF       7   SOLE VOTING POWER           9,593
    SHARES
 BENEFICIALLY       8   SHARED VOTING POWER   26,682
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      9,593
  REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER   26,682
     WITH

- ------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



           36,246

- ---------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                   [     ]


- ---------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



         1.03%

- ----------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- ---------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
   INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

                              SCHEDULE 13D

CUSIP No.  492653100              Page        of        Pages
- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Josephine G. Anagnos

- --------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                        (a)   [      ]
          (See ITEM 2)                    (b)   [      ]

- --------------------------------------------------------------
 3  SEC USE ONLY



- ---------------------------------------------------------------
 4  SOURCE OF FUNDS*



          PF

- ---------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                 [    ]


- ----------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



          United States

   NUMBER OF       7   SOLE VOTING POWER          16,097
    SHARES
 BENEFICIALLY      8   SHARED VOTING POWER         0
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER     16,097
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER    0
    WITH

- ---------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          16,097

- ---------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
 12                                                 [   ]


- ----------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



         .46%

- -----------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- ----------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100              Page        of        Pages
- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Steven Anagnos

- ---------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                   (a)   [     ]
                    (See ITEM 2)     (b)   [     ]


- --------------------------------------------------------
 3  SEC USE ONLY



- ---------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- ----------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                         [      ]


- ------------------------------------------------------------

 6  CITIZENSHIP OR PLACE OF ORGANIZATION



            United States

   NUMBER OF       7   SOLE VOTING POWER           3,104
    SHARES
 BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      3,104
  REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER      0
     WITH

- ------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          3,104

- --------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                    [    ]



- -----------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          Less than .1%

- ----------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- --------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
   INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100               Page        of        Pages

- ----------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Neil B. Goldstein

- -------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                      (a)   [     ]
                 (See ITEM 2)           (b)   [     ]


- --------------------------------------------------------------
 3  SEC USE ONLY



- --------------------------------------------------------------
 4  SOURCE OF FUNDS*



              PF

- -------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                [   ]


- ----------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



             United States

   NUMBER OF       7   SOLE VOTING POWER           10,455
    SHARES
  BENEFICIALLY      8   SHARED VOTING POWER           0
    OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER      10,455
  REPORTING
   PERSON        10   SHARED DISPOSITIVE POWER      0
    WITH
- ---------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          10,455

- --------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                      [    ]


- -------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          .29%

- --------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- -------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

                              SCHEDULE 13D

CUSIP No.  492653100         Page        of        Pages
- ---------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Michael G. Fisch

- ------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                        (a)   [   ]
          (See ITEM 2)                    (b)   [   ]

- ----------------------------------------------------------
 3  SEC USE ONLY



- ----------------------------------------------------------
 4  SOURCE OF FUNDS*



          PF

- ----------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                              [    ]


- ----------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



          United States

- ---------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER          12,836
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER         0
     OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER     12,836
  REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER    0
     WITH

- ---------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          12,836

- --------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                [    ]



- -----------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



         .37%

- ---------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- --------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100               Page        of        Pages

- --------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Lewis G. Cole

- ----------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                         (a)   [     ]
          (See ITEM 2)                     (b)   [     ]

- ----------------------------------------------------------
 3  SEC USE ONLY



- ----------------------------------------------------------
 4  SOURCE OF FUNDS*



           PF

- ----------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                             [    ]


- ------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



          United States

- ----------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER             1,200
    SHARES
 BENEFICIALLY      8   SHARED VOTING POWER         309,157
   OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER        1,200
  REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER    309,157
     WITH

- -------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          310,357

- ----------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*          12




- --------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



           8.56%

- -------------------------------------------------------
 14  TYPE OF REPORTING PERSON*



          IN

- --------------------------------------------------------
             *SEE INSTRUCTIONS BEFORE FILLING OUT!
    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

SCHEDULE 13D

CUSIP No. 492653100               Page        of        Pages

- -------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



          Hugh H. Williamson, III

- ------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                       (a)   [     ]
          (See ITEM 2)                   (b)   [     ]

- ------------------------------------------------------
 3  SEC USE ONLY



- ---------------------------------------------------------
 4  SOURCE OF FUNDS*



           PF

- -------------------------------------------------------------
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                             [      ]


- ------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION



          United States

- ----------------------------------------------------------------
   NUMBER OF       7   SOLE VOTING POWER             84,526
    SHARES
   BENEFICIALLY      8   SHARED VOTING POWER            0
     OWNED BY
     EACH          9   SOLE DISPOSITIVE POWER        84,526
  REPORTING
    PERSON        10   SHARED DISPOSITIVE POWER       0
     WITH

- -----------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



          84,526

- -----------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                 [     ]


- ---------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



           2.36%
- ------------------------------------------------------------


 14  TYPE OF REPORTING PERSON*



          IN

- ---------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

          This Amendment No. 19 amends the Schedule 13D dated February 22, 1989, as heretofore amended (the "Schedule
13D"), filed by American Securities BD Co., L.P. (formerly American Securities Partners, L.P.) on behalf of the Reporting Persons identified in Amendment No. 14 thereto in respect of the Common Stock, par value $1.00 per share (the "Common Shares"), of Ketema, Inc., a Delaware corporation (the "Company"). Terms defined in the Schedule 13D as heretofore amended are used herein with such defined meanings.
Item 5.   Interest in Securities of the Issuer.
          Item 5 of the Schedule 13D is hereby amended to read in its entirety as follows:
          Set forth on Schedule B hereto is the aggregate number of Common Shares and percentage of outstanding Common
Shares beneficially owned by each Reporting Person (including shares deemed to be beneficially owned by the Reporting
Persons by reason of (i) their beneficial ownership of the Company's 8% Convertible Subordinated Debentures due 2003
(the "Debentures") based upon the current conversion price of the Debentures of $15.58 per share or (ii) their beneficial ownership of shares of the Company's 7% Cumulative Convertible Voting Preferred Stock ("Voting Preferred
Shares"), each of which is convertible into one Common Share), together with the information required by Item 5(b) of
Schedule 13D concerning the number of Common Shares as to which there is sole voting and dispositive power and the number of Common Shares as to which such power is shared. Except as set forth on Schedule B, no executive officer or director of a Reporting Person that is a corporation or foundation beneficially owns any Common Shares other than in such person's capacity as an executive officer or a director of such Reporting Person. Except as set forth below in
Item 6, during the past sixty (60) days, no person named in the table on Schedule B and the footnotes thereto has effected any transaction in Common Shares, Voting Preferred Shares or Debentures.
          The 926,942 Common Shares shown on Schedule B as beneficially owned by All of the Reporting Persons, constituting approximately 22.96% of the outstanding Common Shares after giving effect to the conversion of Debentures and Voting Preferred Shares, represent the total beneficial ownership of Common Shares of all of the Reporting Persons listed on Schedule B. Such total beneficial ownership eliminates the duplication of beneficial ownership of Common
Shares where certain of the Reporting Persons share voting and dispositive power over the same Common Shares (see Notes
3 and 4 to the Schedule) by virtue of their positions as co-trustees of certain trusts and/or officers or directors of certain charitable foundations. Included in the total beneficial ownership shown on Schedule B for All of the Reporting Persons and for certain of the Reporting Persons are a total of 34,497 Common Shares (including 21,885 Common
Shares issuable upon conversion of Debentures) deemed to be beneficially owned by certain of the Reporting Persons in their capacities as trustees of certain trusts or officers or directors of charitable foundations or an executor of an estate which are not proponents of the merger provided for in the Merger Agreement (as defined in Item 4) (the
"Merger").
          In addition to the Reporting Persons, other customers of American Securities BD Co., L.P., who are not shown on Schedule B, beneficially own an aggregate of approximately 192,762 Common Shares (including 71,374 Common Shares issuable upon conversion of Debentures beneficially owned by them), constituting approximately 5.41% of the outstanding
Common Shares after giving effect to the conversion of such Debentures. Such other customers, who are not proponents of the Merger, include employees and business associates of American Securities BD Co., L.P. and its affiliates.

Item 6.   Contracts, Arrangements, Understandings or
Relationships with respect to Securities of the Issuer.

          Item 3 of the Schedule 13D as last amended is hereby further amended by adding thereto the following information:
          On September 30, 1994, certain of the Reporting Persons converted an aggregate of $6,859,000 principal amount of the Debentures into an aggregate of approximately 440,243 Voting Preferred Shares. Each Voting Preferred Share is convertible into one Common Share and is entitled to one vote per share, voting together with the Common Shares as a single class on all matters. The conversion of Debentures by the Reporting Persons was effected solely for the purpose of permitting the Reporting Persons to vote the Voting Preferred Shares issued to them upon such conversion in favor of the Merger at the Special Meeting of Stockholders of the Company to be held for the purpose of voting on the Merger.
The Board of Directors of the Company has fixed October 14, 1994 as the record date for determining the holders of record of Common Shares and Voting Preferred Shares who will be entitled to notice of and to vote at the anticipated
Special Meeting.
          The Debentures converted into Voting Preferred Shares on September 30, 1994 represented more than 20% of the original $17,500,000 principal amount of Debentures issued pursuant to the Indenture dated as of January 23, 1989 between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Indenture"), which governs the Debentures. Accordingly, pursuant to Section 11.17 of the Indenture, the Company has given notice to all holders of record of Debentures that such conversion of Debentures constituted a "Preferred Share Event" (as defined in Paragraph 8 of the Debentures), and that, in accordance with Paragraph 8 of the Debentures, all holders of Debentures have the right to convert their Debentures into Voting Preferred Shares for a period of 60 days following the date of such Preferred
Share Event at a conversion price of $15.58 principal amount of Debentures per share. A copy of such notice is attached hereto as Exhibit (9) and incorporated herein in its entirety by reference.
          If the Merger is consummated, the Reporting Persons presently intend to cause the Company to redeem all Debentures and Voting Preferred Shares which remain outstanding after the Merger at their redemption price, plus accrued interest or dividends, as the case may be, subject to the availability of financing. For any such redemptions occurring after November 15, 1994 and prior to November 15, 1995, the redemption price will be 102% of the principal amount of Debentures and 102% of the liquidation value of $15.58 per Voting Preferred Share.
          Separately, Holdings Corp. has entered into an agreement with the holders of the Company's Senior Notes due October 31, 2003 (the "Notes") relating to the prepayment by the Company at the effective time of the Merger of the $45,000,000 outstanding principal amount of the Notes. A copy of the agreement with the holders of the Notes is attached hereto as Exhibit (10) and incorporated herein in its entirety by reference.

Item 7.   Material to be filed as Exhibits.

          Item 7 of the Schedule 13D as last amended is hereby further amended by adding thereto the following:
          Exhibit (9) -  Notice to Debentureholders dated October
3, 1994.

          Exhibit (10)- Agreement among Holdings Corp. and the holders of the Notes.

                                                       SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                         AMERICAN SECURITIES BD CO., L.P.,
                         in its capacity as agent for the
                         Reporting Persons

                         By: AMERICAN SECURITIES PARTNERS
                              GP CORP., its general partner


                              By: /s/ David P. Steinmann
                                 David P. Steinmann, Secretary

                                               SCHEDULE B

Name of                         Sole Voting and       Shared Voting and    Total Beneficial  Percentage
Reporting Person              Dispositive Power       Dispositive Power    Ownership         of Class

ALL OF THE REPORTING PERSONS
     (AS LISTED BELOW)             0                       380,286(1)          926,942        22.96
                                                           546,656(2)(7)

Nina K. Rosenwald               24,460(1)               171,269(1)(3)(4)       402,660         10.89
                                32,242(2)              174,689(2)(3)(4)

Elizabeth R. Varet              35,900(1)              220,484(1)(3)(4)        502,896          13.46
                                55,990(2)(5)           190,522(2)(3)(4)

Michael A. Varet                0                           400(1)(4)          15,483           .44
                                7,317(2)(5)                7,766(2)(4)

Alice R. Sigelman              10,160(1)                 195,877(1)(3)(4)      412,840            11.17
                               24,197(2)(5)              182,606(2)(3)(4)

Jesse Sigelman                 0                                     0          4,621           .13
                               4,621(2)(5)                           0

William Rosenwald              19,210(1)                  49,700(1)(3)           147,985         4.15
                               14,762(2)                     64,313(2)(3)

William Rosenwald Family Fund   47,700(1)                              0        111,884          3.15
                                64,184(2)                              0


David P. Steinmann             10,200(1)                      57,360(1)(3)(4)     181,230         5.03
                               19,768(2)                      93,902(2)(3)(4)


Catherine Steinmann           500(1)                             2,000(1)(3)        6,350          .18
                              962(2)                             2,888(2)(3)

Gabriel Steinmann            500(1)                                  0               1,334           *
                             834(2)                                  0

Joshua Steinmann          500(1)                                     0               1,334            *
                          834(2)                                     0

Jennifer Steinmann        500(1)                                     0               1,399            *
                          899(2)                                     0

J.J.G. Foundation, Inc.     0                                         0               1,925          *
                          1,925(2)                                    0

J.J.G. Enterprises, Inc.    2,000(1)                                   0             2,962         *
                              962(2)                                   0

Charles D. Klein           24,200(1)                               2,560(1)(3)(4)      70,597       1.99
                           32,926(2)                               10,911(2)(3)(4)

Jane P. Klein           1,500(1)(5)                                    20(1)(3)       4,086       .12
                        1,925(2)                                      641(2)(3)

The Jane P. and Charles D. Klein
  Foundation, Inc.           20(1)                                      0              661           *
                             641(2)                                     0

Alexander G. Anagnos     800(1)                              8,712(1)(4)(6)             36,246(6)     1.03
                       8,793(2)                                17,970(2)(3)(4)

Josephine G. Anagnos    10,000                                    0                     16,097       .46
                        6,097(2)                                  0

Steven Anagnos         1,500(1)                                    0                   3,104          *
                       1,604(2)                                    0

Neil B. Goldstein     5,000(1)                                     0                   10,455       .29
                      5,455(2)                                     0

Michael G. Fisch      0                                            0                   12,836       .37
                     12,836(2)

Lewis G. Cole        1,200(1)                              174,284(1)(4)               310,357       8.56
                        0                                   134,873(2)(4)

Hugh H. Williamson, III   0                                            0               84,526       2.36
                         84,526(2)(7)

                     FOOTNOTES TO SCHEDULE B

          * Less than one-tenth of 1%.


          (1)  Common Shares presently owned.

          (2) Common Shares which may be acquired upon the conversion of Debentures or Voting Preferred Shares, as the case may be.

          (3) Includes Common Shares beneficially owned as director and/or officer of one or more charitable foundations or as executor of an estate.

          (4) Includes Common Shares beneficially owned as co-trustee and/or co-beneficiary of one or more trusts.

          (5) Includes Common Shares beneficially owned as custodian for such person's minor child, children or grandchildren.

          (6)  Does not include 94,400 Common Shares
beneficially owned by two employee benefit plans and a not-for-profit foundation in respect of which Oak Hall Capital Advisors, Inc., of which such person is a director and/or officer, is an investment manager.

          (7) Includes Common Shares which may be acquired upon the exercise of currently exercisable stock options and Common Shares which may be acquired upon conversion of 8% Convertible Subordinated Debentures due 2003, which were issued to Mr. Williamson by the Company in a private placement on June 24, 1992.